Filed Pursuant to Rule 433

Registration No. 333-138755

Final Term Sheet

March 4, 2008

Textron Financial Corporation

$50,000,000 Floating Rate Notes due 2010

Issuer:	Textron Financial Corporation
Issue of Securities:	Medium-Term Notes, Series F due March 10, 2010
Principal Amount:	$50,000,000
Trade Date:	March 4, 2008
Settlement Date:	March 10, 2008
Maturity Date:	March 10, 2010
Issue Price:	100.000%
Coupon:	3-month LIBOR + 65 bps
Interest Payment Dates:	Quarterly on the 10th of each March, June, September and December, subject to Modified Following Business Day
Optional Redemption:	None
CUSIP:	88319QM42
Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408 or J.P Morgan Securities Inc. at 1-212-834-4533

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